UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2019

PHIO PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36304	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class of securities:	Trading Symbol(s):	Name of exchange on which registered:
Common Stock, par value $0.0001	PHIO	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Common Stock Offering

On November 18, 2019, Phio Pharmaceuticals Corp. (the “Company”) entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with H.C. Wainwright & Co., LLC, as placement agent, pursuant to which the Company agreed to issue and sell, in a registered public offering of the Company (the “Offering”), 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to certain investors. The offering price was $0.10 per share of Common Stock.

Each purchaser in the Offering was required, as a condition to such purchase, to execute a subscription agreement pursuant to which they (i) agreed, effective until November 19, 2019, the record date of our next stockholder meeting, not to sell, dispose or otherwise transfer, directly or indirectly any shares of our Common Stock that they own or control as of the closing of this Offering and (ii) agreed to vote at our next stockholder meeting the shares of our Common Stock that they own or control as of the closing of this Offering in favor of an amendment of our articles of incorporation to undertake a reverse stock split of our Common Stock.

The Placement Agency Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions.

The net proceeds to the Company from the Offering is approximately $725,000, after deducting fees and expenses. The Company intends to use substantially all of the net proceeds of the Offering primarily for the development of the Company’s immuno-oncology program, for other research and development activities and for general working capital.

Pursuant to the Placement Agency Agreement, the Company agreed to pay the placement agent a cash fee of 7.5% and a management fee of 1.0% of the aggregate gross proceeds of the Offering We also agreed to pay the placement agent up to $40,000 for legal expenses and reimburse the placement agent up to $10,000 for clearing expenses. In addition, the Company, upon closing of the Offering, issued to the placement agent warrants to purchase up to 750,000 shares of Common Stock (the “Placement Agent Warrants”), or 7.5% of the aggregate number of shares of Common Stock sold in the Offering. The Placement Agent Warrants are immediately exercisable at a price of $0.125 per share of Common Stock, subject to adjustment in certain circumstances, may be exercised on a cashless basis under certain circumstances, and expire on November 19, 2024.

The shares of Common Stock sold in the Offering were offered and sold pursuant to a prospectus, dated April 6, 2018, and a prospectus supplement dated November 18, 2019, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-224031), which was declared effective by the Securities and Exchange Commission on April 6, 2018. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

The foregoing descriptions of the Placement Agency Agreement and the Placement Agent Warrants are not complete and are qualified in their entirety by reference to the full text of the Placement Agency Agreement and the forms of the Placement Agent Warrant, copies of which are filed as Exhibit 1.1 and Exhibit 4.1 to this Current Report on Form 8-K and hereby incorporated by reference herein. Attached as Exhibit 5.1 is an opinion of counsel regarding the due authorization of the Common Stock sold in the Offering.

Warrant Repricing

On November 17, 2019, the Company unilaterally reduced the per share exercise price of all of the outstanding common stock warrants (but excluding any pre-funded warrants) issued under the Company’s prospectus dated as of October 1, 2018 (the “Warrants”) to an exercise price of $0.19 per share, which was equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on November 15, 2019. The reduction in the exercise price became effective as of November 19, 2019 concurrent with the closing of the Offering. Other than the reduction in the per share exercise price, all other terms and provisions of the Warrants remain unchanged. Upon the exercise of the Warrants, the Company would potentially receive proceeds of up to $4.07 million. There can be no assurance that the Warrants will be exercised.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Placement Agency Agreement, by and between Phio Pharmaceuticals Corp. and H.C. Wainwright & Co., LLC dated as of November 18, 2019
4.1	Form of Placement Agent Warrants of Phio Pharmaceuticals Corp.
5.1	Opinion of Gibson, Dunn & Crutcher LLP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2019

PHIO PHARMACEUTICALS CORP.

By:	/s/ Gerrit Dispersyn
Gerrit Dispersyn President and Chief Executive Officer

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